Pricing Supplement No. 2020—USNCH5946 to Product Supplement No. EA-04-08 dated February 15, 2019,

Underlying Supplement No. 9 dated October 30, 2020, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated November 25, 2020

Citigroup Global Markets Holdings Inc. $33,950,790 Trigger Autocallable Contingent Yield Notes

Linked to the Least Performing of the S&P 500® Index and the Solactive Eurozone 50 Equal Weight 5% AR Index Due November 29, 2030

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Autocallable Contingent Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the S&P 500® Index and the Solactive Eurozone 50 Equal Weight 5% AR Index ( each, an “underlying”). The notes will pay a contingent coupon on each quarterly coupon payment date if, and only if, the closing level of the least performing underlying on the related quarterly valuation date is greater than or equal to its coupon barrier. If the closing level of the least performing underlying on a quarterly valuation date is less than its coupon barrier, no contingent coupon will be paid on the related coupon payment date. Beginning approximately one year after issuance, if the closing level of the least performing underlying on a quarterly valuation date is greater than or equal to its initial underlying level, we will automatically call the notes and pay you the stated principal amount per note plus the contingent coupon for that valuation date, and no further amounts will be owed to you. At maturity, if the notes have not previously been automatically called, the amount you receive will depend on the final underlying level of the least performing underlying on the final valuation date. If the final underlying level of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity (plus a final contingent coupon payment if the final underlying level of the least performing underlying is also greater than its coupon barrier). However, if the notes have not been automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. On each valuation date, the least performing underlying is the underlying with the lowest underlying return from the trade date to that valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment. The stated payout on the notes is based solely on the performance of the least performing underlying. You will not benefit in any way from the performance of the better performing underlying. You will therefore be adversely affected if either underlying performs poorly, regardless of the performance of the other underlying. You will not receive dividends or other distributions paid on any stocks included in the underlyings or participate in any appreciation of either underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier automatic call. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features

❑  Contingent Coupon — We will pay you a contingent coupon on each quarterly coupon payment date if, and only if, the closing level of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. Otherwise, no contingent coupon will be paid for that quarter.

❑  Automatic Call — Beginning approximately one year after issuance, we will automatically call the notes and pay you the stated principal amount per note plus a final contingent coupon payment if the closing level of the least performing underlying on a quarterly valuation date is greater than or equal to its initial underlying level. If the notes are not automatically called, investors may have full downside market exposure to the least performing underlying at maturity.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes are not automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity (plus a final contingent coupon payment if the final underlying level of the least performing underlying is also greater than its coupon barrier). However, if the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, you will receive less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates
Trade date	November 25, 2020
Settlement date	November 30, 2020
Valuation dates[1]	Quarterly, beginning on February 25, 2021 (See page PS-6)
Final valuation date[1]	November 25, 2030
Maturity date	November 29, 2030
[1] See page PS-6 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index and the Solactive Eurozone 50 Equal Weight 5% AR Index. Any payment on the notes will be based on the performance of the least performing underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlyings	Contingent Coupon Rate	Initial Underlying Levels	Coupon Barriers	Downside Thresholds	CUSIP/ISIN
S&P 500® Index (Ticker: SPX)	6.34% per annum	3,629.65	2,540.76, which is 70% of the applicable initial underlying level	2,177.79, which is 60% of the applicable initial underlying level	17328L193 / US17328L1935
Solactive Eurozone 50 Equal Weight 5% AR Index (Ticker: SOLEW)		94.44	66.11, which is 70% of the applicable initial underlying level	56.66, which is 60% of the applicable initial underlying level

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.35	$9.65
Total	$33,950,790.00	$1,188,277.65	$32,762,512.35

(1) On the date of this pricing supplement, the estimated value of the notes is $9.501 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.35 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.65 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $9.65 per note. UBS will receive an underwriting discount of $0.35 per note for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Concurrent with this offering of the notes, the issuer is offering other notes that are similar to the notes but that have economic terms that differ from those provided by the notes. The differences in the economic terms reflect differences in costs to the issuer in connection with the distribution of the notes and such other notes.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a coupon payment date, whether the notes are automatically called prior to maturity and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the S&P 500® Index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for May 14, 2018, February 15, 2019 and February 21, 2019 on the SEC website):

♦   Product Supplement No. EA-04-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002058/dp102378_424b2-psea0408cb.htm

♦   Underlying Supplement No. 9 dated October 30, 2020:

https://www.sec.gov/Archives/edgar/data/200245/000095010320021127/dp139820_424b2-us9.htm

♦   Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Autocallable Contingent Yield Notes Linked to the Least Performing of the S&P 500® Index and the Solactive Eurozone 50 Equal Weight 5% AR Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Multiple Exchange Index. The Solactive Eurozone 50 Equal Weight 5% AR Index is a multiple exchange index for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions—Certain Alternative Definitions for Multiple Exchange Indices” in the accompanying product supplement.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•     failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•     failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•     failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•     failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•     certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The S&P 500® Index” beginning on page PS-16 of this pricing supplement, “The Solactive Eurozone 50 Equal Weight 5% AR Index“ beginning on page PS-17 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement and “Equity Index Descriptions—The S&P U.S. Indices” beginning on page US-67 of the accompanying underlying supplement

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦   You understand and accept the risks associated with each of the underlyings.

♦   You believe the closing level of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, and, if the closing level of either underlying is not, you can tolerate receiving few or no contingent coupon payments over the term of the notes.

♦   You believe the closing level of each underlying will be greater than or equal to its downside threshold on the final valuation date, and, if the closing level of either underlying is below its downside threshold on the final valuation date, you can tolerate a loss of all or a substantial portion of your investment.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦   You understand that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlying.

♦   You are willing to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing level of the least performing underlying is greater than or equal to its respective initial underlying level, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the contingent coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦   You are willing to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦   You are willing to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦    You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦    You do not believe the closing level of each underlying is likely to be greater than or equal to its respective coupon barrier on the valuation dates, or you cannot tolerate receiving few or no contingent coupon payments over the term of the notes.

♦    You believe the closing level of either underlying will be less than its respective downside threshold on the final valuation date, exposing you to the full downside performance of the least performing underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦    You are unwilling to accept that your return will be based on the performance of the least performing underlying, or you seek an investment based on the performance of a basket composed of the underlyings.

♦    You are unwilling to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing level of the least performing underlying is greater than or equal to its respective initial underlying level, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the contingent coupon payments.

♦    You are unwilling to invest in the notes based on the contingent coupon rate indicated on the cover page of this pricing supplement.

♦    You are unwilling to invest in the notes based on the coupon barriers and downside thresholds indicated on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately ten years, unless earlier automatically called
Trade date	November 25, 2020
Settlement date	November 30, 2020
Final valuation date[1]	November 25, 2030
Maturity date	November 29, 2030
Underlyings	S&P 500® Index (Ticker: SPX) Solactive Eurozone 50 Equal Weight 5% AR Index (Ticker: SOLEW)
Automatic call feature

The notes will be automatically called if the closing level of the least performing underlying on any valuation date occurring on or after November 26, 2021 is greater than or equal to its initial underlying level.

If the notes are automatically called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus the contingent coupon for the applicable valuation date.

After the notes are automatically called, no further payments will be made on the notes.

Valuation dates[1]	See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon payment dates	Three (3) business days following the applicable valuation date, except that the coupon payment date for the final valuation date is the maturity date. See “Valuation Dates/Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Contingent coupon/contingent coupon rate

If the closing level of the least performing underlying on a quarterly valuation date is greater than or equal to its coupon barrier, we will make a contingent coupon payment with respect to that valuation date on the related coupon payment date.

However, if the closing level of the least performing underlying on a quarterly valuation date is below its coupon barrier, no contingent coupon will be payable on the related coupon payment date.

Each contingent coupon payment will be in the amount of $0.1585 for each $10.00 stated principal amount note (based on the per annum contingent coupon rate of 6.34%) and will be payable with respect to each valuation date on which the closing level of the least performing underlying on that valuation date is greater than or equal to its coupon barrier.

Contingent coupon payments on the notes are not guaranteed. We will not pay you the contingent coupon for any valuation date on which the closing level of least performing underlying on that valuation date is less than its coupon barrier.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is greater than or equal to its coupon barrier, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the notes are not automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is less than its coupon barrier but greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount but no contingent coupon.

If the notes are not automatically called prior to maturity and the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

Least performing underlying	On each valuation date, including the final valuation date, the underlying with the lowest underlying return as of that valuation date.
Underlying return	For any underlying on any valuation date, calculated as follows: current underlying level – initial underlying level initial underlying level
Downside threshold	For any underlying, 60% of the applicable initial underlying level, as specified on the cover page of this pricing supplement.
Coupon barrier	For any underlying, 70% of the applicable initial underlying level, as specified on the cover page of this pricing supplement.
Initial underlying level	For any underlying, its closing level on the trade date, as specified on the cover page of this pricing supplement.
Current underlying level	For any underlying and any valuation date, the closing level of that underlying on that valuation date.
Final underlying level	For any underlying, its closing level on the final valuation date.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

_______________________
[1] Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Timeline

Trade date	The closing level of each underlying (its respective initial underlying level) is observed, the contingent coupon rate is set and the coupon barrier and downside threshold for each underlying are determined.

Quarterly (autocallable after one year)

If the closing level of the least performing underlying on any quarterly valuation date is greater than or equal to its coupon barrier, we will pay you a contingent coupon on the related coupon payment date. However, if the closing level of the least performing underlying on any quarterly valuation date is below its coupon barrier, no coupon will be payable on the related coupon payment date.

The notes will be automatically called if the closing level of the least performing underlying on any valuation date (beginning one year after issuance) is greater than or equal to its initial underlying level.

If the notes are automatically called on any valuation date, we will pay the stated principal amount plus the applicable contingent coupon on the related coupon payment date.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously automatically called)

If the notes are not automatically called prior to maturity, the final underlying level of each underlying is observed on the final valuation date.

If the final underlying level of the least performing underlying on the final valuation date is greater than or equal to its coupon barrier, we will pay you the $10.00 stated principal amount plus the contingent coupon with respect to the final valuation date.

If the final underlying level of the least performing underlying on the final valuation date is less than its coupon barrier but greater than or equal to its downside threshold, we will pay the $10.00 stated principal amount but no contingent coupon.

If the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying on the final valuation date, equal to:

$10.00 × (1 + underlying return of the least performing underlying on the final valuation date)

Valuation Dates/Coupon Payment Dates for the Offering of the Notes

Valuation Dates[1]	Coupon Payment Dates
February 25, 2021*	March 2, 2021
May 25, 2021*	May 28, 2021
August 25, 2021*	August 30, 2021
November 26, 2021	December 1, 2021
February 25, 2022	March 2, 2022
May 25, 2022	May 31, 2022
August 25, 2022	August 30, 2022
November 25, 2022	November 30, 2022
February 27, 2023	March 2, 2023
May 25, 2023	May 31, 2023
August 25, 2023	August 30, 2023
November 27, 2023	November 30, 2023
February 26, 2024	February 29, 2024
May 28, 2024	May 31, 2024
August 26, 2024	August 29, 2024
November 25, 2024	November 29, 2024
February 25, 2025	February 28, 2025
May 27, 2025	May 30, 2025
August 25, 2025	August 28, 2025
November 25, 2025	December 1, 2025
February 25, 2026	March 2, 2026
May 26, 2026	May 29, 2026
August 25, 2026	August 28, 2026
November 25, 2026	December 1, 2026
February 25, 2027	March 2, 2027
May 25, 2027	May 28, 2027
August 25, 2027	August 30, 2027
November 26, 2027	December 1, 2027
February 25, 2028	March 1, 2028
May 25, 2028	May 31, 2028
August 25, 2028	August 30, 2028
November 27, 2028	November 30, 2028
February 26, 2029	March 1, 2029
May 25, 2029	May 31, 2029
August 27, 2029	August 30, 2029
November 26, 2029	November 29, 2029
February 25, 2030	February 28, 2030
May 28, 2030	May 31, 2030
August 26, 2030	August 29, 2030
November 25, 2030	November 29, 2030
*The notes are NOT automatically callable until the fourth valuation date, which is November 26, 2021.

1 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not automatically called on any of the valuation dates (beginning one year after issuance) and the final underlying level of the least performing underlying on the final valuation date is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	You will not receive any contingent coupon payment for any quarter in which the closing level of the least performing underlying on the related valuation date is less than its coupon barrier — A contingent coupon payment will be made on a coupon payment date if and only if the closing level of the least performing underlying on the related valuation date is greater than or equal to its coupon barrier. If the closing level of the least performing underlying on any valuation date is less than its coupon barrier, you will not receive any contingent coupon payment on the related coupon payment date. If the closing level of the least performing underlying is below its coupon barrier on each valuation date, you will not receive any contingent coupon payments over the term of the notes.

♦	The notes are subject to the risks of both of the underlyings and will be negatively affected if either of the underlyings performs poorly, even if the other underlying performs well — You are subject to risks associated with both of the underlyings. If either of the underlyings performs poorly, you will be negatively affected, even if the other underlying performs well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlyings is the least performing underlying on each valuation date. Furthermore, the risk that you will not receive the coupon and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar. With a greater total number of underlyings, it is more likely that an underlying will be below its coupon barrier or downside threshold on a valuation date or the final valuation date, as applicable, and therefore it is more likely that you will not receive any contingent coupon and that at maturity, you will receive an amount in cash which is worth less than your principal amount.

♦	You will not benefit in any way from the performance of the better performing underlying — The return on the notes depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlying. The notes may underperform a similar investment in both of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the underlying that is not the least performing underlying is not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The S&P 500® Index represents large capitalization stocks in the United States and the Solactive Eurozone 50 Equal Weight 5% AR Index represents large capitalization stocks in the Eurozone. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher contingent coupon rates are associated with greater risk — The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risks that you may not receive a contingent coupon payment on one or more, or any, coupon payment dates, the notes will not be automatically called and the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that (i) the closing level of the least performing underlying will be less than the applicable coupon barrier on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes, (ii) the closing level of the least performing underlying will be less than the applicable initial underlying level on each valuation date, such that the notes are not automatically called and (iii) the closing level of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the least performing underlying, as well as all the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the least performing underlying, but also for all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	The notes are riskier than securities with a shorter term — The notes are relatively long-dated. Because the notes are relatively long-dated, the risks of the notes are heightened as compared to securities with a shorter term because, unless the notes are automatically called, you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to either underlying — You will not participate in any appreciation in the level of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks included in the underlyings.

♦	The performance of the notes will depend on the closing levels of the underlyings solely on the relevant valuation dates, which makes the notes particularly sensitive to the volatility of the underlyings — Whether the contingent coupon will be paid for any given quarter will depend on the closing levels of the underlyings solely on the applicable quarterly valuation dates, regardless of the closing levels of the underlyings on other days during the term of the notes. If the notes are not automatically called, what you receive at maturity will depend solely on the closing level of the least performing underlying on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing levels of the underlyings on a limited number of dates, the notes will be particularly sensitive to volatility in the closing levels of the underlyings. You should understand that both of the underlyings have historically been highly volatile.

♦	Investing in the notes is not equivalent to investing in either underlying or the stocks that constitute either underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the S&P 500® Index, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute the S&P 500® Index. Dividend or distribution yield on the stocks that constitute the S&P 500® Index would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the S&P 500® Index, but will not be reflected in the performance of the S&P 500® Index as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels of the S&P 500® Index). Moreover, although the Solactive Eurozone 50 Equal Weight 5% AR Index reflects the hypothetical reinvestment of dividends in the stocks on which dividends are paid, the performance of the Solactive Eurozone 50 Equal Weight 5% AR Index is reduced by a decrement of 5% per annum. As a result, the performance of the Solactive Eurozone 50 Equal Weight 5% AR Index will be significantly less than that which could be achieved on a direct investment in its component stocks.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes may be automatically called prior to maturity — Beginning one year after issuance, on any valuation date occurring quarterly during the term of the notes, the notes will be automatically called if the closing level of the least performing underlying on that valuation date is greater than or equal to its respective initial underlying level. Thus, the term of the notes may be limited to as short as one year. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Generally, the longer the notes are outstanding, the less likely it is that they will be automatically called due to the decline in the levels of the underlyings and the shorter time remaining for the levels of underlyings to recover.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below the coupon barrier on any valuation date or the downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that one or the other of the underlyings will experience a large decline over the term of the notes and fall below its respective coupon barrier on one, or more, quarterly valuation dates and/or below its respective downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that one or the other of the underlyings will fall below its respective coupon barrier on one or more valuation dates, such that you will not receive one or more contingent coupon payments, and that one or the other of the underlyings will fall below its respective downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the contingent coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation between the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the applicable underlying trade, the correlation among those rates and the level of the applicable underlying, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Solactive Eurozone 50 Equal Weight 5% AR Index is subject to risks associated with non-U.S. markets — Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	The performance of the Solactive Eurozone 50 Equal Weight 5% AR Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar — The Solactive Eurozone 50 Equal Weight 5% AR Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the Solactive Eurozone 50 Equal Weight 5% AR Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, the performance of the Solactive Eurozone 50 Equal Weight 5% AR Index as measured for purposes of the notes will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the underlying stocks.

♦	The decrement of 5% per annum will adversely affect the performance of the Solactive Eurozone 50 Equal Weight 5% AR Index — The Solactive Eurozone 50 Equal Weight 5% AR Index measures a gross total return of 50 Eurozone companies minus a 5% decrement per annum. The aggregate performance of the underlying index components (as described in the index calculation in Annex A) must exceed 5% per annum in order for the level of the Solactive Eurozone 50 Equal Weight 5% AR Index to increase. Any return on the Solactive Eurozone 50 Equal Weight 5% AR Index may be reduced or eliminated by the decrement, which may have the effect of reducing the payment on your notes.

♦	Hypothetical back-tested performance information is subject to significant limitations — All information regarding the performance of the Solactive Eurozone 50 Equal Weight 5% AR Index prior to January 6, 2016 is hypothetical and back-tested, as the Solactive Eurozone 50 Equal Weight 5% AR Index did not exist prior to that time. It is important to understand that hypothetical back-tested Solactive Eurozone 50 Equal Weight 5% AR Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

♦	The publisher of the Solactive Eurozone 50 Equal Weight 5% AR Index developed the rules of the Solactive Eurozone 50 Equal Weight 5% AR Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the Solactive Eurozone 50 Equal Weight 5% AR Index to perform had it existed during the hypothetical back-tested period. The fact that the Solactive Eurozone 50 Equal Weight 5% AR Index appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Solactive Eurozone 50 Equal Weight 5% AR Index methodology.

♦	The hypothetical back-tested performance of the Solactive Eurozone 50 Equal Weight 5% AR Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Solactive Eurozone 50 Equal Weight 5% AR Index performance information are not necessarily representative of the market conditions that will exist in the future.

It is impossible to predict whether the Solactive Eurozone 50 Equal Weight 5% AR Index will rise or fall. The actual future performance of the Solactive Eurozone 50 Equal Weight 5% AR Index may bear no relation to the historical or hypothetical back-tested values of the Solactive Eurozone 50 Equal Weight 5% AR Index.

♦	Our offering of the notes is not a recommendation of either underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or the stocks that constitute the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing levels of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on any valuation date with respect to an underlying, determining whether to postpone the valuation date;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of an underlying if an underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to either underlying may affect the value of your notes — S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, or Solactive AG, as publisher of the Solactive Eurozone 50 Equal Weight 5% AR Index, may add, delete or substitute the stocks that constitute either underlying or make other methodological changes that could affect the level of either underlying. S&P Dow Jones Indices LLC or Solactive AG may discontinue or suspend calculation or publication of either underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the notes, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes are listed on the cover page of this pricing supplement; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: 10 years, unless earlier automatically called

t	Hypothetical Initial Underlying Levels:

o	S&P 500® Index: 3,600.00

o	Solactive Eurozone 50 Equal Weight 5% AR Index: 90.00

t	Hypothetical Contingent Coupon Rate: 6.00% per annum (or 1.50% per quarter)

t	Hypothetical Quarterly Contingent Coupon Payment: $0.15 per quarter per note

t	Valuation Dates: Quarterly, automatically callable after approximately 1 year, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Coupon Barriers:

o	S&P 500® Index: 2,520.00, which is 70% of its hypothetical initial underlying level

o	Solactive Eurozone 50 Equal Weight 5% AR Index: 63.00, which is 70% of its hypothetical initial underlying level

t	Hypothetical Downside Thresholds:

o	S&P 500® Index: 2,160.00, which is 60% of its hypothetical initial underlying level

o	Solactive Eurozone 50 Equal Weight 5% AR Index: 54.00, which is 60% of its hypothetical initial underlying level

*The hypothetical contingent coupon rate may not represent the actual contingent coupon rate and the hypothetical initial underlying levels, coupon barriers and downside thresholds may not represent the actual initial underlying levels, coupon barriers and downside thresholds, respectively, applicable to the underlyings. The actual contingent coupon rate, initial underlying levels, coupon barriers and downside thresholds are listed on the cover page of this pricing supplement.

Example 1 — Notes are automatically called on the fourth valuation date.

Date	Closing Level of the Underlying		Payment (per note)
	S&P 500® Index	Solactive Eurozone 50 Equal Weight 5% AR Index
First Valuation Date	2,904.00 (at or above coupon barrier)*	90.00 (at or above coupon barrier)	$0.15 (contingent coupon — not callable)
Second Valuation Date	3,267.00 (at or above coupon barrier)	80.00 (at or above coupon barrier)*	$0.15 (contingent coupon — not callable)
Third Valuation Date	3,085.50 (at or above coupon barrier)	75.00 (at or above coupon barrier)*	$0.15 (contingent coupon — not callable)
Fourth Valuation Date	4,356.00 (at or above coupon barrier and initial underlying level)	110.00 (at or above coupon barrier and initial underlying level)*	$10.15 (settlement amount)
		Total Payment:	$10.60 (6.00% total return)

* Denotes least performing underlying for the applicable valuation date

The least performing underlying closes above its respective coupon barrier on the first three valuation dates and therefore a contingent coupon is paid on each of the first three coupon payment dates. On the fourth valuation date (which is approximately one year after the trade date and is the first valuation date on which the notes are subject to potential automatic call), the least performing underlying on the fourth valuation date closes above its initial underlying level, and the notes are automatically called on the related coupon payment date. You will receive on the coupon payment date a total of $10.15 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.45 received in respect of the prior valuation dates, you would have been paid a total of $10.60 per note for a 6.00% total return on the notes. No further amount would be owed to you under the notes, and you would not participate in the appreciation of the underlyings.

Example 2 — Notes are NOT automatically called and the final underlying level of the least performing underlying on the final valuation date is at or above its respective coupon barrier.

Date	Closing Level of the Underlying		Payment (per note)
	S&P 500® Index	Solactive Eurozone 50 Equal Weight 5% AR Index
First Valuation Date	2,722.50 (at or above coupon barrier)*	85.00 (at or above coupon barrier)	$0.15 (contingent coupon — not callable)
Second Valuation Date	3,267.00 (at or above coupon barrier)	80.00 (at or above coupon barrier)*	$0.15 (contingent coupon — not callable)
Third Valuation Date	2,575.00 (at or above coupon barrier)	55.00 (below coupon barrier)*	$0.00 (not callable)
Fourth Valuation Date	2,608.00 (at or above coupon barrier; below initial underlying level)	30.00 (below coupon barrier and initial underlying level)*	$0.00 (not called)
Fifth to Thirty-Ninth Valuation Dates	various (all at or above coupon barrier; all below initial underlying level)	various (all below coupon barrier and initial underlying level)*	$0.00 (not called)
Final Valuation Date	2,541.00 (at or above coupon barrier and downside threshold)*	85.00 (at or above coupon barrier and downside threshold)	$10.15
		Total Payment:	$10.45 (4.50% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each of the first two valuation dates closes above its respective coupon barrier on the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to thirty-ninth valuation dates, the least performing underlying closes below its coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the least performing underlying on the final valuation date closes at or above its respective coupon barrier. Therefore, at maturity, you would receive a total of $10.15 per note, reflecting the $10.00 stated principal amount plus the applicable contingent coupon. When added to the total contingent coupon payments of $0.30 received in respect of the prior valuation dates, you would have been paid a total of $10.45 per note for a 4.5% total return on the notes over ten years.

Example 3 — Notes are NOT automatically called and the final underlying level of the least performing underlying on the final valuation date is at or above its respective downside threshold but below its respective coupon barrier.

Date	Closing Level of the Underlying		Payment (per note)
	S&P 500® Index	Solactive Eurozone 50 Equal Weight 5% AR Index
First Valuation Date	2,640.00 (at or above coupon barrier)*	90.00 (at or above coupon barrier)	$0.15 (contingent coupon — not callable)
Second Valuation Date	3,448.50 (at or above coupon barrier)	86.00 (at or above coupon barrier)*	$0.15 (contingent coupon — not callable)
Third Valuation Date	2,640.00 (at or above coupon barrier)	50.00 (below coupon barrier)*	$0 (not callable)
Fourth Valuation Date	2,541.00 (at or above coupon barrier; below initial underlying level)	60.00 (below coupon barrier and initial underlying level)*	$0 (not called)
Fifth to Thirty-Ninth Valuation Dates	Various (all below coupon barrier and initial underlying level)*	Various (all at or above coupon barrier; all below initial underlying level)	$0 (not called)
Final Valuation Date	2,480.00 (below coupon barrier, at or above downside threshold)*	88.00 (at or above coupon barrier and downside threshold)	$10.00 (stated principal amount)
		Total Payment:	$10.30 (3.00% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each of the first two valuation dates closes above its respective coupon barrier on the first two valuation dates and therefore a contingent coupon is paid on each of the first two coupon payment dates. On each of the third to thirty-ninth valuation dates, the least performing underlying closes below its coupon barrier. Therefore, no contingent coupon is paid on any related coupon payment date. On the final valuation date, the least performing underlying on the final valuation date closes above its respective downside threshold but below its respective coupon barrier. Therefore, at maturity, you would receive a total of $10.00 per note, reflecting your stated principal amount, but you would not receive a contingent coupon with respect to the final valuation date. When added to the contingent coupon payments of $0.30 received in respect of the prior valuation dates, you would have been paid a total of $10.30 per note for a 3.00% total return on the notes over ten years.

Example 4 — Notes are NOT automatically called and the final underlying level of the least performing underlying on the final valuation date is below its respective downside threshold.

Date	Closing Level of the Underlying		Payment (per note)
	S&P 500® Index	Solactive Eurozone 50 Equal Weight 5% AR Index
First Valuation Date	2,640.00 (at or above coupon barrier)	60.00 (below coupon barrier)*	$0 (not callable)
Second Valuation Date	1,914.00 (below coupon barrier)*	86.00 (at or above coupon barrier)	$0 (not callable)
Third Valuation Date	2,640.00 (at or above coupon barrier)	50.00 (below coupon barrier)*	$0 (not callable)
Fourth Valuation Date	2,541.00 (at or above coupon barrier; below initial underlying level)	60.00 (below coupon barrier and initial underlying level)*	$0 (not called)
Fifth to Thirty-Ninth Valuation Dates	Various (all below coupon barrier and initial underlying level)	Various (all below coupon barrier and initial underlying level)*	$0 (not called)
Final Valuation Date	2,640.00 (at or above coupon barrier and downside threshold)	27.00 (below coupon barrier and downside threshold)*	$10.00 × [1 + underlying return of the least performing underlying on the final valuation date] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00 (payment at maturity)
		Total Payment:	$3.00 (-70.00% total return)

* Denotes least performing underlying for the applicable valuation date(s)

The least performing underlying on each valuation date closes below its coupon barrier, and as a result no contingent coupon is paid on any coupon payment date during the term of the notes. On the final valuation date, the least performing underlying on the final valuation date closes below its respective downside threshold. Therefore, at maturity, investors are exposed to the downside performance of the least performing underlying and you will receive $3.00 per note, which reflects the percentage decrease of the least performing underlying on the final valuation date from the trade date to the final valuation date.

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 4, 2010 to November 25, 2020. The closing level of the S&P 500® Index on November 25, 2020 was 3,629.65. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Solactive Eurozone 50 Equal Weight 5% AR Index

For information about the Solactive Eurozone 50 Equal Weight 5% AR Index, see Annex A to this pricing supplement.

Hypothetical Back-tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the Solactive Eurozone 50 Equal Weight 5% AR Index calculated by Solactive AG. All Solactive Eurozone 50 Equal Weight 5% AR Index performance information prior to January 6, 2016 is hypothetical and back-tested, as the Solactive Eurozone 50 Equal Weight 5% AR Index did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The publisher of the Solactive Eurozone 50 Equal Weight 5% AR Index developed the rules of the index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the Solactive Eurozone 50 Equal Weight 5% AR Index to perform had it existed during the hypothetical back-tested period. The fact that the Solactive Eurozone 50 Equal Weight 5% AR Index appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the Solactive Eurozone 50 Equal Weight 5% AR Index might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the Solactive Eurozone 50 Equal Weight 5% AR Index will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the Solactive Eurozone 50 Equal Weight 5% AR Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the Solactive Eurozone 50 Equal Weight 5% AR Index may bear no relation to its hypothetical back-tested or historical performance.

The closing level of the Solactive Eurozone 50 Equal Weight 5% AR Index on November 25, 2020 was 94.44. The graph below shows the hypothetical back-tested closing levels of the Solactive Eurozone 50 Equal Weight 5% AR Index for the period from January 4, 2010 to January 5, 2016, and historical closing levels of the Solactive Eurozone 50 Equal Weight 5% AR Index for the period from January 6, 2016 to November 25, 2020. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing levels of the Solactive Eurozone 50 Equal Weight 5% AR Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Solactive Eurozone 50 Equal Weight 5% AR Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Solactive Eurozone 50 Equal Weight 5% AR Index. We cannot give you assurance that the performance of the Solactive Eurozone 50 Equal Weight 5% AR Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index and the Solactive Eurozone 50 Equal Weight 5% AR Index from January 4, 2010 to November 25, 2020, based on the daily closing levels of the underlyings. For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 4, 2010 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 4, 2010 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the notes, including on any valuation date. Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

The performance of the Solactive Eurozone 50 Equal Weight 5% AR Index prior to January 6, 2016 is based on hypothetical back-tested information and is subject to the limitations described above.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period. The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are. Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are. Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another. The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlying. However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph. Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past. We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively. This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or both of the underlyings might close below its coupon barrier or downside threshold on any valuation date or the final valuation date, respectively, as both of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date. If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date. The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above. In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.35 for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $9.65 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will receive an underwriting discount of $0.35 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms. For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing levels of the underlyings and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately twelve months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 17, 2018, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 17, 2018, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2020 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

Annex A
Description of the Solactive Eurozone 50 Equal Weight 5% AR Index

Overview

The Solactive Eurozone 50 Equal Weight 5% AR Index is calculated and maintained by Solactive AG (the “Index Sponsor”). All information contained in this pricing supplement regarding the Solactive Eurozone 50 Equal Weight 5% AR Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from public information provided by Solactive AG, without independent verification. This information reflects the policies of, and is subject to change by, Solactive AG. Solactive AG has no obligation to continue to publish, and may discontinue publication of, the Solactive Eurozone 50 Equal Weight 5% AR Index. The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Solactive AG is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

The Solactive Eurozone 50 Equal Weight 5% AR Index tracks the performance of the 50 largest companies incorporated in the Eurozone (each an “Index Component”) based on free float market capitalization. The Solactive Eurozone 50 Equal Weight 5% AR Index is an equal-weight index, which means that each Index Component is equally weighted with each other Index Component on each quarterly Adjustment Day (as defined below). The Solactive Eurozone 50 Equal Weight 5% AR Index is a gross total return index (meaning that it reflects the hypothetical reinvestment of dividends in the stocks paying the dividends) minus a 5% decrement per annum. The Solactive Eurozone 50 Equal Weight 5% AR Index is published in euros, meaning that it reflects the value of the Index Components in euros.

Index Component Selection and Weighting

The Solactive Eurozone 50 Equal Weight 5% AR Index is rebalanced quarterly on the first Wednesday of each February, May, August and November (each, an “Adjustment Day”). Two weeks before each Adjustment Day, the Solactive Eurozone 50 Equal Weight 5% AR Index selects the Index Components based on the following criteria: (i) each Index Component must be listed in euro on a Eurozone stock exchange in the form of shares tradable by foreign investors without restrictions and must be incorporated in one of the Eurozone countries (consisting of Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Portugal, Slovakia, Slovenia, and Spain) and (ii) each Index Component must have, at a minimum, a six-month historical average daily trading value of 10 million euro. From this selection pool, the 50 largest stocks, as measured by free float market capitalization, are selected for inclusion in the Index.

Each Index Component is weighted equally on each Adjustment Day. Between Adjustment Days, the weights of the Index Components fluctuate based on changes in the market prices of the Index Components.

Dividends, Corporate Actions and Extraordinary Events

If a dividend is paid on any Index Component, that dividend is hypothetically reinvested in additional shares of the Index Component that paid the dividend on the applicable ex-dividend date.

Following the announcement of the terms and conditions of a corporate action with respect to an Index Component, Solactive determines whether such corporate action has a dilution, concentration or other effect on the price of the Index Component. If this should be the case, Solactive will make the necessary adjustments to the affected Index Component and/or the formula for calculating the index and/or to other terms and conditions of the index methodology that it deems appropriate in order to take into account the dilution, concentration or other effect and will determine the date on which this adjustment shall come into effect. Among other things, Solactive can take into account the adjustment made by an Affiliated Exchange as a result of the corporate action with regard to option and futures contracts on the respective share traded on the Affiliated Exchange. An “Affiliated Exchange” is, with regard to an Index Component, an exchange, or a trading or quotation system on which options and futures contracts on the Index Component in question are traded, as specified by Solactive. The rules of the Solactive Eurozone 50 Equal Weight 5% AR Index provide for specific adjustments designed to offset the dilutive or concentrative effect of capital increases, capital reductions, share splits and par value conversions.

In addition, if an Extraordinary Event occurs, the Index Sponsor may make changes to the composition of the Solactive Eurozone 50 Equal Weight 5% AR Index between Adjustment Days. “Extraordinary Events” with respect to an Index Component consist of a merger, delisting, nationalization or insolvency. If there is an Extraordinary Event, an Index Component may be removed from the Solactive Eurozone 50 Equal Weight 5% AR Index and the weight of the Index Component will be redistributed pro rata among the remaining Index Components. In the case of a spin-off by an Index Component, the spun-off company will be added to the Solactive Eurozone 50 Equal Weight 5% AR Index. This may result in the Solactive Eurozone 50 Equal Weight 5% AR Index comprising more or less than 50 Index Components between Adjustment Days.

Publication of the Solactive Eurozone 50 Equal Weight 5% AR Index

The Solactive Eurozone 50 Equal Weight 5% AR Index is calculated every 15 seconds on each Business Day from 9:00 a.m. to 10:30 p.m., Central European Time under the ticker “SOLEW”. A “Business Day” is every Monday through Friday except on an Index Holiday. An “Index Holiday” includes the following holidays: Christmas Eve, Christmas Day, St. Stephens’ Day, New Year’s Eve, New Year’s Day, Easter Monday, Labour Day and Whit Monday.

Calculating the Solactive Eurozone 50 Equal Weight 5% AR Index

The Solactive Eurozone 50 Equal Weight 5% AR Index has a base level that was set to 100 as of the close of trading on August 3, 2005. The Index Value on any Business Day after the first Business Day will be the sum over all Index Components of the products of (i) the Number of Shares of that Index Component and (ii) the price of that Index Component at its respective Exchange, minus 5% per annum. An “Exchange” is the primary exchange where the Index Component or the Index has its primary listing.

The formula for calculating the Solactive Eurozone 50 Equal Weight 5% AR Index Value is as follows:

Where BaseIndext is calculated as the following:

Where on the first Business Day:

And on any subsequent Business Day except Adjustment Days:

And if the Business Day is an Adjustment Day, the Number of Shares (Xi,t) is calculated as following for the upcoming Trading Day:

Where:

	= Index level at time (t)	= Price of company (i) at time (t)
t	= Time the index is computed	= Number of calendar days between Day t-1 and t
n	= Number of companies in the index	= Number of Shares of the Index Component
Decrement	= 5%

Market Disruption Events

In the event of a Market Disruption Event (as determined by the Index Sponsor), the Index Sponsor will calculate the Index Value, taking into account the then-prevailing market conditions, the last quoted Trading Price for each of the Index Components as well as any other conditions that it deems relevant for calculating the Index Value. “Trading Price,” in respect of a Trading Day, is the closing price of an Index Component on such Trading Day determined in accordance with the relevant Exchange regulations. If the Exchange has no closing price for an Index Component, the Index Sponsor shall determine the Trading Price and the time of the quote for the share in question in a manner that appears reasonable. “Trading Day” is, in relation to the Index or an Index Component, a trading day on the Exchange (or a day that would have been such a day if a Market Disruption Event had not occurred), excluding days on which trading may be ceased prior to the normal Exchange closing time.

For purposes of the Solactive Eurozone 50 Equal Weight 5% AR Index, a “Market Disruption Event” occurs if

1. one of the following events occurs or exists on a Trading Day prior to the opening quotation time for an Index Component:

A) trading is suspended or restricted (due to price movements that exceed the limits allowed by the Exchange or an Affiliated Exchange, or for other reasons):

1.1. across the whole Exchange; or

1.2. in options or futures contracts on or with regard to an Index Component that is quoted on an Affiliated Exchange; or

1.3. on an Exchange or in a trading or quotation system (as determined by the Index Sponsor) in which an Index Component is listed or quoted; or

B) an event that (in the assessment of the Index Sponsor) generally disrupts and affects the opportunities of market participants to execute on the Exchange transactions in respect of a share included in the Index or to determine market values for a share included in the Index or to execute on an Affiliated Exchange transaction with regard to options and futures contracts on these shares or to determine market values for such options or futures contracts; or

2. trading on the Exchange or an Affiliated Exchange is ceased prior to the normal exchange closing time (as defined below), unless the early cessation of trading is announced by the Exchange or Affiliated Exchange on this Trading Day at least one hour before (aa) the actual closing time for normal trading on the Exchange or Affiliated Exchange on the Trading Day in question or, if earlier. (bb) the closing time (if given) of the Exchange or Affiliated Exchange for the execution of orders at the time the quote is given. “Normal exchange closing time” is the time at which the Exchange or an Affiliated Exchange is normally closed on working days without taking into account after-hours trading or other trading activities carried out outside the normal trading hours; or

3. a general moratorium is imposed on banking transactions in the country in which the Exchange is resident if the above-mentioned events are material in the assessment of the Index Sponsor, whereby the Index Sponsor makes its decision based on those circumstances that it considers reasonable and appropriate.

Index Committee

A committee composed of staff from Solactive is responsible for decisions regarding the composition of the Solactive Eurozone 50 Equal Weight 5% AR Index as well as any amendments to the rules (in this document referred to as the “Index Committee”). The future composition of the Solactive Eurozone 50 Equal Weight 5% AR Index is determined by the Index Committee on the Selection Days according to the procedure outlined above. The Index Committee shall also decide about the future composition of the Solactive Eurozone 50 Equal Weight 5% AR Index if any Extraordinary Events should occur and the implementation of any necessary adjustments. Members of the Index Committee can recommend changes to the index methodology and submit them to the Index Committee for approval.

Important Notice

The notes are not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Solactive Eurozone 50 Equal Weight 5% AR Index and/or Solactive Eurozone 50 Equal Weight 5% AR Index trade mark or the Solactive Eurozone 50 Equal Weight 5% AR Index price at any time or in any other respect. The Solactive Eurozone 50 Equal Weight 5% AR Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Solactive Eurozone 50 Equal Weight 5% AR Index is calculated correctly. Irrespective of its obligations towards the issuer, Solactive AG has no obligation to point out errors in the Solactive Eurozone 50 Equal Weight 5% AR Index to third parties including but not limited to investors and/or financial intermediaries of the notes. Neither publication of the Solactive Eurozone 50 Equal Weight 5% AR Index by Solactive AG nor the licensing of the Solactive Eurozone 50 Equal Weight 5% AR Index or Solactive Eurozone 50 Equal Weight 5% AR Index trade mark for the purpose of use in connection with the notes constitutes a recommendation by Solactive AG to invest capital in said financial instrument nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in the notes.